Exhibit 99.1

Syra Health Achieves 23% Revenue Growth, Improves Gross Margin to 44.5% in Second Consecutive Profitable Quarter

●	Syra Health sustained profitability in Q2 2026, following the Company’s first profitable quarter in Q1 2026, delivering net income of $250,242 compared with a net loss of $(63,596) in the prior-year period.

●	Q2 2026 revenue grew 23% year-over-year to $2.4 million.

●	Earnings per share (EPS) improved to $0.02 in Q2 2026 from a loss of $(0.01) in Q2 2025.

●	Gross margin increased to 44.5% in Q2 2026, up from 38.7% in Q2 2025.

Carmel, Ind., August 11, 2026 / PRNewswire – Syra Health Corp. (OTCQB: SYRA) (“Syra Health” or the “Company”), an integrated healthcare solutions company powering better health outcomes through prevention-focused, accessible, and affordable solutions, announced today its financial results for the second quarter ended June 30, 2026.

Q2 2026 Financial Highlights

Syra Health continued to be profitable in Q2 2026, with net income of $250,242 compared to a net loss of $(63,596) in the prior-year period, an improvement of approximately $314,000 or 493% year-over-year.

Total revenue of $2.4 million for the quarter ended June 30, 2026, was up 23% when compared to $1.9 million in the prior-year period.

Revenue growth outpaced cost growth in Q2 2026, resulting in gross margin expansion of approximately 584 basis points to 44.5%, up from 38.7% in the prior-year period, the highest quarterly gross margin in the Company’s history.

EPS improved to $0.02 from a loss of $(0.01) in the prior-year period, reflecting a $0.03 per share year-over-year improvement.

EBITDA increased by $307,000 year-over-year, improving from a loss of $(53,760) in Q2 2025 to positive EBITDA of $253,200 in Q2 2026.

For the six months ended June 30, 2026, net income was $491,221 compared to a net loss of $(535,861) in the prior-year period, and net cash provided by operating activities was $643,183 compared to $85,754 in the prior-year period.

2026 Financial Outlook

Following two consecutive profitable quarters, Syra Health remains focused on achieving its previously stated target of full-year profitability for 2026. Certain revenue recognition, timing, and contract milestones are expected to continue to contribute to quarterly variability.

Recent Operational Highlights

Syra Health received contract extensions from several existing customers, including a one-year renewal of its public health contract with Wake County Public Health in North Carolina. The Company also secured a one-year extension of its healthcare workforce contract with the Indiana Veterans’ Home. The Company has been awarded an amendment to its existing Indiana FSSA (Family & Social Services Administration) contract with DDRS (Division of Disability and Rehabilitative Services), to extend a learning management platform to the state’s Bureau of Disability Services, through October 2028.

Syra Health has established a Business Advisory Council to support strategic market expansion and identify growth opportunities.

The Company anticipates approval for the CMS ACCESS Model in partnership with HealthSync in the near term, which is expected to serve as a durable source of revenue for Syra Health over the next 10 years.

Management Commentary

Greg Alexander, CEO of Syra Health, said, “Q2 2026 represents another important milestone in Syra Health’s evolution as we continue to execute against our growth strategy to build a leading, sustainable healthcare solutions company. Following our first ever profitable quarter in Q1, we achieved continued profitability in Q2, grew revenue by 23% year-over-year, and expanded our gross margin to 44.5%, demonstrating the strength of our business model and the impact of our focus on operational efficiency, disciplined growth, and higher-value solutions.

We are encouraged by the continued momentum across our business, including growth in our population health solutions, contract extensions with existing customers, progress toward CMS ACCESS Model approval, and continued demand for our healthcare workforce solutions. These achievements reflect the confidence our customers place in Syra Health and our ability to address some of healthcare’s most pressing challenges around access, affordability, and outcomes.

As we look ahead, we remain focused on sustaining full-year profitability, while continuing to grow our customer base and deliver innovative solutions that improve health outcomes. We believe our diversified portfolio, technology-enabled solutions, and strong market partnerships position Syra Health for continued long-term growth and value creation for our shareholders.”

Q2 2026 Financial Results

Revenue for the second quarter of 2026 grew to $2.4 million, an increase of 23% when compared to $1.9 million in the second quarter of 2025. Growth was led by the Company’s high-margin population health solutions, which grew 8% year-over-year to $1,716,310 million from $1,583,752 million in Q2 2025.

Healthcare workforce revenue increased 87% year-over-year, from $362,447 to $678,113 as demand for our healthcare workforce solutions grew to address critical workforce shortages and the Company continued to focus on better margin contracts.

Gross profit margin expanded 580 basis points to 44.5% in the second quarter of 2026, compared with 38.7% in the prior year period, reflecting revenue mix and continued operating leverage.

Operating expenses reflected continued cost management, while allowing for strategic spending to support growth. Salaries and benefits increased 20% to $392,136 in Q2 2026 from $326,354 in the prior-year period, reflecting investments in talent to support business expansion. Professional services decreased 16% to $138,019 in Q2 2026 from $164,939 in Q2 2025, while selling, general and administrative expenses also declined 18% to $236,485 compared with $289,070 in the prior-year period. Research and development expenses increased 59% to $47,351 in Q2 2026 from $29,712 in Q2 2025, reflecting allocations in our technology-enabled solutions. Depreciation expense decreased 88% to $741 from $5,978 in the year-ago period.

Net cash provided by operating activities for the six months ended June 30, 2026, was $643,183, compared to $85,754 in the prior-year period. Cash and cash equivalents were $2.1 million as of June 30, 2026, compared to $2.9 million as of March 31, 2026, and $1.6 million as of December 31, 2025, reflecting a $552,000 increase in accounts receivable and the recognition of deferred revenue that had been billed in advance during the first quarter.

Cash on hand was $2.1 million and no long-term debt as of June 30, 2026.

SYRA HEALTH CORP.

BALANCE SHEETS

	June 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,123,747	$1,614,733
Accounts receivable, net	1,470,023	918,374
Other current assets	153,384	205,423
Total current assets	3,747,154	2,738,530

Property and equipment, net	5,192	6,986
Right-of-use asset	77,644	27,401

Total assets	$3,829,990	$2,772,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$195,595	$247,520
Accounts payable, related party	125,000	72,000
Accrued expenses	220,333	194,821
Deferred revenue	505,886	16,611
Current portion of operating lease liability, related party	77,644	27,401
Notes payable	71,694	116,386
Total current liabilities	1,196,152	674,739

Non-current portion of operating lease liability, related party	-	-

Total liabilities	1,196,152	674,739

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 13,839,169 and 11,339,169 shares issued and outstanding, respectively	13,839	11,339
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 350,000 and 600,000 shares issued and outstanding, respectively	350	600

Additional paid-in capital	11,848,954	11,806,765
Accumulated deficit	(9,229,305)	(9,720,526)
Total stockholders’ equity	2,633,838	2,098,178

Total liabilities and stockholders’ equity	$3,829,990	$2,772,917

SYRA HEALTH CORP.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	2026	2025	2026	2025

Net revenues	$2,394,423	$1,946,199	$4,667,943	$3,803,973
Cost of services	1,328,120	1,193,304	2,630,385	2,461,922
Gross profit	1,066,303	752,895	2,037,558	1,342,051

Operating expenses:
Salaries and benefits	392,136	326,354	764,245	833,561
Professional services	138,019	164,939	325,160	388,965
Research and development expenses	47,351	29,712	54,272	66,885
Selling, general and administrative expenses	236,485	289,070	449,532	576,357
Depreciation	741	5,978	1,795	12,775
Total operating expenses	814,732	816,053	1,595,004	1,878,543

Operating income (loss)	251,571	(63,158)	442,554	(536,492)

Other income (expense):
Interest income	888	3,420	53,346	7,718
Interest expense	(2,217)	(3,858)	(4,679)	(7,087)
Total other income (expense)	(1,329)	(438)	48,667	631

Net income (loss)	$250,242	$(63,596)	$491,221	$(535,861)

Weighted average common shares outstanding - basic	13,175,433	11,939,169	12,560,716	11,764,086
Weighted average common shares outstanding - diluted	13,551,931	11,939,169	12,937,216	11,764,086
Net income (loss) per common share - basic and diluted	$0.02	$(0.01)	$0.04	$(0.05)

SYRA HEALTH CORP.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$491,221	$(535,861)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,795	12,775
Common stock issued for services	-	2,586
Stock-based compensation	44,439	54,067
Changes in operating assets and liabilities:
Accounts receivable	(551,649)	(205,534)
Other current assets	141,516	157,985
Right-of-use asset	29,877	277,029
Accounts payable	(51,926)	455,366
Accounts payable, related party	53,000	-
Deferred revenue	489,275	250,000
Accrued expenses	25,512	(105,630)
Operating lease liability	(29,877)	(277,029)
Net cash provided by operating activities	643,183	85,754

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	-
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and exercise of warrants	-	14,800
Repayments on notes payable	(134,169)	(190,035)
Net cash used in financing activities	(134,169)	(175,235)

NET CHANGE IN CASH AND CASH EQUIVALENTS	509,014	(89,481)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,614,733	2,395,405
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,123,747	$2,305,924

SUPPLEMENTAL INFORMATION:
Interest paid	$4,679	$7,087
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Conversion of Class B common stock to Class A common stock	$2,500	$2,333
Recognition of right-of-use asset and lease liability	$80,120	$-
Prepaid asset financed with note payable	$89,477	$123,866

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have provided the following non-GAAP financial measure in this release and the accompanying tables: adjusted EBITDA. We use this non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of our operating performance and liquidity and believe it is useful to investors as a supplement to GAAP measures in analyzing, trending, and benchmarking the performance and value of our business. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of historical non-GAAP financial measures to the most comparable financial measures under GAAP, see the table below.

	Six Months Ended
	June 30, 2026	June 30, 2025

Net Income (Loss)	$491,221	$(535,861)
Interest expense	4,679	7,087
Depreciation expense	1,795	12,775
Taxes	-	-
Earnings before Interest, Taxes Depreciation and Amortization	$497,695	$(515,999)

	Three Months Ended
	June 30, 2026	June 30, 2025

Net Income (Loss)	$250,242	$(63,596)
Interest expense	2,217	3,858
Depreciation expense	741	5,978
Taxes	-	-
Earnings before Interest, Taxes Depreciation and Amortization	$253,200	$(53,760)

About Syra Health

Syra Health is an integrated healthcare solutions company serving government and commercial healthcare organizations with innovative solutions designed to improve health outcomes. We specialize in healthcare prevention, expanding access, and delivering affordable solutions. Our healthcare analytics capabilities provide proactive, actionable insights and data-driven intelligence, and our HIPAA-compliant and fully accessible digital health solutions enable measurable health outcomes in highly regulated healthcare environments. Through training and education, we help healthcare organizations reduce costs and deliver consistent, high-quality care.

Discover our healthcare solutions at www.syrahealth.com and follow the Company on LinkedIn.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy, and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Christine Drury

IR/PR Director

Syra Health

christined@syrahealth.com

463-345-5180

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